UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2004

American Home Mortgage Investment Corp.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-31916	20-0103914

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Broadhollow Road, Melville, New York		11747

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:       (516) 949-3900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

Series A Preferred Stock

     On June 21, 2004, American Home Mortgage Investment Corp. (the “Company”) filed a Preliminary Prospectus Supplement to the Prospectus dated January 12, 2004, and included as part of the Registration Statement on Form S-3 of the Company (File No. 333-111546) as filed with the Securities and Exchange Commission (the “Commission”) on December 24, 2003, as amended by Amendment No. 1 to the Registration Statement filed with the Commission on January 8, 2004, relating to the offering of 3,000,000 shares of the Company’s Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). The form of articles supplementary establishing and fixing the rights and preferences of the Series A Preferred Stock, which the Company will cause to be filed with the State Department of Assessments and Taxation of Maryland prior to closing of the offering, is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Columbia National, Incorporated

     In June 2002, the Company acquired Columbia National, Incorporated, a Maryland corporation (“Columbia”), currently a subsidiary of the Company. Prior to the acquisition of Columbia by the Company, Columbia discovered fraudulent loan activity at its Bensalem, Pennsylvania office and notified the U.S. Department of Urban Development (“HUD”). HUD then instituted an investigation into the loan originations of the Bensalem office. Shortly thereafter, several years before Columbia was acquired by the Company, Columbia closed the Bensalem office and terminated the employees involved in the alleged fraudulent activity. In 2000, Columbia settled with HUD, paying a fine to HUD in the amount of $24,000 and agreeing to indemnify HUD for certain losses. Columbia, as loan servicer for institutional investors, subsequently made FHA insurance claims with respect to approximately 60 loans that were originated by the Bensalem office between 1997 and 1999. The federal government is now seeking to recover insurance proceeds paid in connection with certain of those claims, along with potentially applicable fines and penalties. The Company is cooperating fully with respect to the federal government’s review of these loans. While the amount of any potential settlement is not known at this time, the Company does not expect that such amount will materially affect its financial condition or results of operations.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits:

3.1	Form of articles supplementary relating to the Series A Preferred Stock.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the authorized undersigned.

Date: June 21, 2004	AMERICAN HOME MORTGAGE INVESTMENT CORP.
	By:	/s/ Michael Strauss

		Name:	Michael Strauss
		Title:	Chief Executive Officer & President

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EXHIBIT INDEX

3.1	Form of articles supplementary relating to the Series A Preferred Stock.